UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 15, 2009
(Date of earliest event reported)

ZOOM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18672	51-0448969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

207 South Street
Boston, Massachusetts    02111
(Address of principal executive offices including zip code)

(703) 720-0333
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 16, 2009, Zoom Technologies, Inc. (the "Company") consummated a transaction with certain accredited investors (the "Accredited Investors") pursuant to a Securities Purchase Agreement entered into by the Company and the Investors. The Company raised gross proceeds of ten million five thousand dollars ($10,005,000) and issued to the Accredited Investors an aggregate of (i) 1,241,924 shares of common stock, (ii) 620,969 Series A common stock purchase warrants, (ii) 1,259,326 Series B common stock purchase warrants, (iii) 629,670 Series C common stock purchase warrants, (iv) 625,313 Series D common stock purchase warrants, and (v) 625,313 Series E common stock purchase warrants. The Series A, B, C, D and E warrants are collectively referred to as the "Warrants".

On October 16, 2009, the Company closed on $4,967,696, presenting the purchase price of 1,241,924 shares of common stock at $4.00 per share. The remaining $5,037,304 (representing the amount for the purchase of the Series B warrants at $4.00 per warrant) will be held in an escrow account of Continental Stock Transfer and Trust, and may only be released to the Company upon the Company obtaining the approval of the stockholders to issue the common stock underlying the Warrants at a special meeting of stockholders, pursuant to the requirements of the NASDAQ Stock Exchange. The Company and its two biggest stockholders, Mr. Lei Gu and Mr. Wei Cao, entered into a voting agreement to approve transaction at the next special meeting of stockholders. In the event that the stockholders do not approve the transaction by April 16, 2010, the Escrow Agent is required to return such sum to the Accredited Investors.

The Series A, B, and C warrants are exercisable only at such time as approval of the stockholders is obtained at a stockholders meeting. The Series A and C warrants are exercisable for $6.00 per share of common stock. The Series B warrants are exercisable for $0.01 per share. The Series D warrants are exercisable for $0.01 per share (i) only after such time as approval of the stockholders is obtained at a stockholders meeting and (ii) if the Company fails to meet certain performance targets for fiscal year 2009 as follows: If the Company achieves net income (as defined in the warrant) of at least $5,220,000 for the 2009 fiscal year, then the Series D warrants are not exercisable. If the Company achieves at least $4,640,000 but less than $5,220,000 of net income for the 2009 fiscal year, then half of the Series D warrants are exercisable. If the Company achieves net income of less than $4,640,000 for the 2009 fiscal year, then all the Series D warrants are exercisable. The Series E warrants are exercisable for $0.01 per share (i) only after such time as approval of the stockholders is obtained at a stockholders meeting and (ii) if the Company fails to meet certain performance targets for fiscal year 2010 as follows: If the Company achieves adjusted net income (as defined in the warrant) of at least $9,000,000 for the 2010 fiscal year, then the Series E warrants are not be exercisable. If the Company achieves at least $8,000,000 but less than $9,000,000 in adjusted net income for the 2010 fiscal year, then half of the Series E warrants are exercisable. If the Company achieves adjusted net income of less than $8,000,000 for the 2010 fiscal year, then all the Series E warrants are exercisable.

Each of the Warrants may be exercised for cash or cashlessly, and the Series A and C warrants have full-ratchet anti-dilution protection for the life of the warrant, which is five years. The Series B, D and E warrants have full-ratchet anti-dilution protection for 12 months from the closing date, and have weighted average price anti-dilution protection for the remaining life of the warrant.

The Company has agreed to register the shares of common stock issued and issuable upon exercise of the Warrants for resale with the Securities and Exchange Commission. The shares of Common Stock and Warrant were sold and issued to the Accredited Investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, in a transaction not involving any public offering.

In connection with the private placement, the Company paid commissions to Global Hunters Securities LLC, equaling $380,311 representing 7.66% of the gross proceeds in this closing, and issues 95,078 placement agent warrants, exercisable at $6.00 per share for five years.

For further details, please see the Securities Purchase Agreement, Registration Rights Agreement, Forms of Warrants, Escrow Agreement, and Voting Agreements, which are attached hereto as exhibits.

Item 3.02.    Unregistered Sales of Equity Securities.

See Item 1.01 of this Current Report.

Item 9.01.    Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1	Securities Purchase Agreement, dated October 15, 2009, between the Company and certain accredited investors.
10.2	Form of Series A Warrant.
10.3	Form of Series B Warrant.
10.4	Form of Series C Warrant.
10.5	Form of Series D Warrant.
10.6	Form of Series E Warrant.
10.7	Registration Right Agreement, dated October 16, 2009, by and between the Company and certain accredited investors.
10.8	Escrow Agreement, dated October 15, by and among the Company, Continental Stock Transfer & Global Hunters Securities, LLC.
10.9	Voting Agreement by and among the Company, Lei Gu and Wei Cao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZOOM TECHNOLOGIES, INC.

Date: October 21, 2009	By: /s/ Anthony K. Chan Anthony K. Chan Chief Financial Officer

EXHIBIT INDEX

10.1 PDF	Securities Purchase Agreement, dated October 15, 2009, between the Company and certain accredited investors.
10.2 PDF	Form of Series A Warrant.
10.3 PDF	Form of Series B Warrant.
10.4 PDF	Form of Series C Warrant.
10.5 PDF	Form of Series D Warrant.
10.6 PDF	Form of Series E Warrant.
10.7 PDF	Registration Right Agreement, dated October 16, 2009, by and between the Company and certain accredited investors.
10.8 PDF	Escrow Agreement, dated October 15, by and among the Company, Continental Stock Transfer & Global Hunters Securities, LLC.
10.9 PDF	Voting Agreement by and among the Company, Lei Gu and Wei Cao.

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PDF PDF provided as a courtesy.